                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                 AMENDMENT NO. 1
                                       to

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                           RESTORATION HARDWARE, INC.
                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE
                         (Title of Class of Securities)


                                    760981100
                                 (CUSIP Number)

                                  CELIA FELSHER
                      RESERVOIR CAPITAL MANAGEMENT, L.L.C.
                               650 MADISON AVENUE
                                   26TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 610-9000

                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 April 19, 2001
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13D
CUSIP No. 760981100
--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                  Reservoir Capital Management, L.L.C.

--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [x]

--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                            WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)           [  ]


--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------

                 (7)      SOLE VOTING POWER

                          682,000
                 ---------------------------------------------------------------
NUMBER OF        (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY              0
OWNED BY         ---------------------------------------------------------------
EACH REPORTING   (9)      SOLE DISPOSITIVE POWER
PERSON WITH
                          682,000
                 ---------------------------------------------------------------
                 (10)     SHARED DISPOSITIVE POWER

                          0
                 ---------------------------------------------------------------

         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                          682,000
                  --------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **            [ ]

--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          3.5%
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                          OO
------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 760981100

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                  Reservoir Capital Group, L.L.C.

--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [x]

--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                            WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [  ]


--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------

                  (7)      SOLE VOTING POWER

                           682,000
                  --------------------------------------------------------------
NUMBER OF         (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY               0
OWNED BY          --------------------------------------------------------------
EACH REPORTING    (9)      SOLE DISPOSITIVE POWER
PERSON WITH
                           682,000
                  --------------------------------------------------------------
                  (10)     SHARED DISPOSITIVE POWER

                           0
                  --------------------------------------------------------------

         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                           682,000

--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **             [  ]

--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           3.5%
------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                           OO
------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 760981100

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Partners, L.P.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [x]

--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                            WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)              [  ]


-------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------

                  (7)      SOLE VOTING POWER

                           582,500
                  --------------------------------------------------------------
NUMBER OF         (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY               0
OWNED BY          --------------------------------------------------------------
EACH REPORTING    (9)      SOLE DISPOSITIVE POWER
PERSON WITH
                           582,500
                  --------------------------------------------------------------
                  (10)    SHARED DISPOSITIVE POWER

                          0
                  --------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                  582,500
------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **               [  ]

------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  3.0%
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                  PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 760981100

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Associates, L.P.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [x]

--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                  WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)              [  ]


--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------

                  (7)      SOLE VOTING POWER

                           1,500
                  --------------------------------------------------------------
NUMBER OF         (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY               0
OWNED BY          --------------------------------------------------------------
EACH REPORTING
PERSON WITH       (9)      SOLE DISPOSITIVE POWER

                           1,500
                  --------------------------------------------------------------
                  (10)     SHARED DISPOSITIVE POWER

                           0
                  -------------------------------------------------------------

         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                           1,500
--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]

--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  --
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                  PN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

13D
CUSIP No. 760981100

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Master Fund, L.P.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a)  [ ]
                                                             (b)  [x]

--------------------------------------------------------------------------------
         (3)      SEC USE ONLY


--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                            WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)           [  ]


--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands
--------------------------------------------------------------------------------

                  (7)      SOLE VOTING POWER

                           98,000
                  -------------------------------------------------------------
NUMBER OF         (8)      SHARED VOTING POWER
SHARES
BENEFICIALLY               0
OWNED BY          --------------------------------------------------------------
EACH REPORTING    (9)      SOLE DISPOSITIVE POWER
PERSON WITH
                           98,000
                  --------------------------------------------------------------
                  (10)     SHARED DISPOSITIVE POWER

                                            0
                  --------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                  98,000
--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **                 [ ]

--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .5%
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                  PN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  INTRODUCTION



         This statement on Schedule 13D (the "Statement") hereby amends the
Schedule 13D filed on April 2, 2001 by Reservoir Capital Management, L.L.C., a Delaware limited liability company ("RCM"), Reservoir Capital Group, L.L.C., a Delaware limited liability company ("RCG"), Reservoir Capital Partners, L.P., a Delaware limited partnership ("RCP"), Reservoir Capital Associates, L.P., a Delaware limited partnership ("RCA"), and Reservoir Capital Master Fund, L.P., a limited partnership organized under the laws of the Cayman Islands ("RCMF"), with respect to the beneficial ownership of shares of common stock, par value $.0001 per share (the "Common Stock"), of Restoration Hardware, Inc., a Delaware corporation.

         In this Statement, each of RCM, RCG, RCP, RCA and RCMF may be referred to as a "Reporting Person," and collectively as the "Reporting Persons". RCP, RCA and RCMF, collectively, may be referred to as the "Reservoir Entities".

         Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Schedule 13D.

         The Items of Schedule 13D set forth below are hereby amended and supplemented as follows:



ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.


         Of the shares reflected in the original 13D filing, 68 shares of Series A Preferred Stock (including 58 shares reflected as purchased by RCP and 10 shares reflected as purchased by RCMF) and 82 shares of Series B Preferred Stock (including 70 shares reflected as purchased by RCP and 12 shares reflected as purchased by RCMF) (the "Shares") were actually purchased by an affiliate of the Reservoir Entities on behalf of Palladin. On April 19, 2001, the Shares were transferred to Palladin, with Palladin reimbursing the affiliate for the original purchase price amount of $150,000. The revised beneficial ownership figures for the Reporting Persons are reflected on the cover pages of this filing.

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this Schedule 13D is true, complete and correct and agrees that this statement is filed on behalf of each of them.



Dated:  April 19, 2001



                                            RESERVOIR CAPITAL MANAGEMENT, L.L.C.



                                            By:      /S/ DANIEL H. STERN
                                                 -------------------------------
                                            Name:  Daniel H. Stern
                                            Title:  President

                                            RESERVOIR CAPITAL GROUP, L.L.C.



                                            By:      /S/ DANIEL H. STERN
                                                 -------------------------------
                                            Name:  Daniel H. Stern
                                            Title:  President


                                            RESERVOIR CAPITAL PARTNERS, L.P.


                                            By: Reservoir Capital Group, L.L.C.,
                                                General Partner

                                            By:      /S/ DANIEL H. STERN
                                                 -------------------------------
                                            Name: Daniel H. Stern
                                            Title: President

                                            RESERVOIR CAPITAL ASSOCIATES L.P.


                                            By: Reservoir Capital Group, L.L.C.,
                                                General Partner

                                            By:      /S/ DANIEL H. STERN
                                                 -------------------------------
                                            Name: Daniel H. Stern
                                            Title: President



                                            RESERVOIR CAPITAL MASTER FUND, L.P.


                                            By: Reservoir Capital Group, L.L.C.,
                                                General Partner

                                            By:      /S/ DANIEL H. STERN
                                                 -------------------------------
                                            Name: Daniel H. Stern
                                            Title: President